Exhibit 99.1

DigitalThink, Inc. Amends Shareholders' Rights Plan
WaldenVC permitted to increase ownership to 20%

FOR IMMEDIATE RELEASE
July 18, 2002

San Francisco, CA - July 18, 2002 - DigitalThink, Inc. (NASDAQ: DTHK), the leader in custom e-learning for Fortune 1000 companies, today announced that its board of directors has amended its Shareholders' Rights Plan, adopted September 15, 2000, to permit WaldenVC and other related parties, collectively DigitalThink's largest shareholder, to purchase in the aggregate up to 20% of DigitalThink's common stock without triggering the Shareholders' Rights Plan. In connection with the amendment to the Shareholders' Rights Plan, WaldenVC and other related parties entered into a Stockholder Agreement requiring them to vote all of their shares in the same manner and proportion to votes cast by the other shareholders.

"WaldenVC has been an investor in our Company for over five years and Steve Eskenazi, a general partner of WaldenVC, has been a director since that time. WaldenVC has been a strong supporter of DigitalThink and we believe permitting WaldenVC to increase their ownership is beneficial to our stockholders," said Michael Pope, president and chief executive officer of DigitalThink.

Under the Shareholder Rights Plan, DigitalThink issued a dividend of one right for each share of common stock - par value of $0.001 per share -- of the company held by stockholders of record as of the close of business on October 23, 2000. Each right initially entitled stockholders to purchase a fractional share of the company's preferred stock for $ 250.00. However, the rights will become exercisable only upon the occurrence of certain events.

About DigitalThink:

DigitalThink, Inc. is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development,do-it-yourself capabilities, learning delivery and industry-specific expertise. DigitalThink's customers include Charles Schwab & Co., Inc.,
Circuit City, EDS, KPMG Consulting, Kinko's, Mazda, Red Hat and Seagate.
When learning matters, the proven choice is DigitalThink.
More information can be found on the Web at www.digitalthink.com.

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CONTACTS:
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Rob Krolik
DigitalThink, Inc.
(415) 625-4076

Steve Eskenazi
WaldenVC
(415) 391-7225